RYAN'S FAMILY STEAK HOUSES, INC.

                 SUBSIDIARIES OF THE COMPANY

                    As of March 24, 1995


                      Jurisdiction of        % of Stock
Name of Subsidiary     Incorporation       Owned by Parent

Big R Procurement
  Company, Inc.              DE               100%

Caliente Grille, Inc.        DE               100%

Italian Eateries, Inc.       DE               100%

L-1 Beverage Club, Inc.      TX               100%

Laredo Grill, Inc.           DE               100%

Ryan's Capital Holding
  Corporation                DE               100%

Ryan's Family Steak
  Houses East, Inc.          DE               100%

Ryan's Properties, Inc.      DE               100%

Ry-Tex Beverage Corporation  TX               100%